CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-140482 on Form N-14 of our report dated February 21, 2007, relating to the financial statements and financial highlights of First Trust Value Line(R) 100 Fund appearing in the Annual Report on Form N-CSR for the year ended December 31, 2006, and to the references to us under the headings "Miscellaneous Information" in the Statement of Additional Information, "Independent Registered Accounting Firm" in the Prospectus and "Representations and Warranties" appearing in the Agreement and Plan of Reorganization, all of which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
Chicago, Illinois

March 19, 2007